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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 ---------------

                                    FORM 8-A
                                (AMENDMENT NO. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(B) OR 12(G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              KPMG Consulting, Inc.
                              ---------------------
             (Exact Name of Registrant as Specified in Its Charter)

                     Delaware                             22-3680505
                     --------                             ----------
     (State of Incorporation or Organization)  (IRS Employer Identification No.)

                1676 International Drive, McLean, Virginia   22102
                ------------------------------------------   -----
               (Address of Principal Executive Offices)    (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [_]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates:
333-36328
---------

       Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                Name of Each Exchange on Which
         To be so Registered                Each Class is to be Registered
         -------------------                ------------------------------

                 None

       Securities to be registered pursuant to Section 12(g) of the Act:

                          Series A Junior Participating
                         Preferred Stock Purchase Rights
                         -------------------------------
                                 Title of Class

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     This Form 8-A/A amends and supplements the Form 8-A filed by KPMG
Consulting, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on October 3, 2001 with respect to Series A Junior Participating Preferred Stock Purchase Rights.

Item 1.   Description of Registrant's Securities to be Registered

     On August 22, 2002, pursuant to a share purchase agreement dated as of June 8, 2002 (the "Share Purchase Agreement"), by and among the Company, KPMG DTG, the majority shareholder of KPMG Consulting AG ("KCA"), and minority shareholders of KCA as set forth in the Share Purchase Agreement, the Company acquired all of the outstanding shares of KCA (the "Acquisition"). In contemplation of the Acquisition, the Company entered into an amendment of the Rights Agreement between the Company and EquiServe Trust Company, N.A., as rights agent (the "Amendment"). Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Rights Agreement.

     Generally, the Amendment modifies the Rights Agreement to provide that neither the Acquisition nor the issuance of stock to KPMG DTG and other parties under the share purchase agreement, nor any public disclosure of it, would cause any person to become an Acquiring Person under the Rights Agreement or trigger the issuance of Rights Certificates or the exercisability of the Rights themselves. Specifically, the Amendment provides, among other things, that:

          (i) no person shall become an "Acquiring Person" solely as a result of execution and delivery of the Share Purchase Agreement;

          (ii) the execution and delivery or public disclosure of the Share Purchase Agreement shall not constitute a "Shares Acquisition Date"; and

          (iii) no "Distribution Date" will be deemed to have occurred solely due to the execution and delivery of the Share Purchase Agreement or the transactions contemplated thereby.

     This summary description of the Amendment is not intended to be complete. You should read the entire text of the Amendment, which is attached as Exhibit 1.5, and incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 6, 2002.

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Item 2.         Exhibits.

Exhibit No.     Description

1.5 First Amendment to Rights Agreement, dated October 2, 2001 by and between KPMG Consulting, Inc. and EquiServe Trust Company, N.A.(incorporated by reference to Exhibit 99.1 to KPMG Consulting, Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 6, 2002.)

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                                    Signature

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to the Company's registration statement on Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.

                                           KPMG Consulting, Inc.


Dated:  September 6, 2002                  By:  /s/ David W. Black
                                               -----------------------------
                                           Name: David W. Black
                                           Title: Executive Vice President,
                                           General Counsel and Secretary

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                                  Exhibit Index

Exhibit No.     Description

1.5 First Amendment to Rights Agreement, dated October 2, 2001 by and between KPMG Consulting, Inc. and EquiServe Trust Company, N.A. (incorporated by reference to Exhibit 99.1 to KPMG Consulting, Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 6, 2002.)

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